Exhibit 10.5

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT, dated April 18, 2025 (this “Agreement”), by and between Firefly Neuroscience, Inc., a Delaware corporation (the “Company”), and David DeCaprio, an individual (“Executive”). The Company and Executive are referred to herein from time to time on a collective basis as the “Parties” and each on an individual basis as a “Party.”

RECITALS

The Company wishes to secure the services of Executive as the President and Chief Operating Officer of the Company (with such other duties and/or offices in the Company or its affiliates as may be assigned by the Company’s Chief Executive Officer (the “CEO”) upon the terms and conditions hereinafter set forth); and Executive wishes to render such services to the Company upon the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises herein contained, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.    Employment by the Company. The Company agrees to employ Executive during the employment in the position of the President and Chief Operating Officer in which Executive will have such duties and responsibilities to the Company as are customary for such a position in companies comparable to the Company, and as are reasonably assigned, delegated, and determined with notice from time to time by the CEO to Executive, and Executive accepts such employment and agrees to perform such duties and responsibilities. Executive shall devote a minimum of 40 hours per week to the Company, except during weeks of paid or unpaid leave or weeks in which a paid holiday is observed, and shall use Executive’s best efforts to faithfully carry out Executive’s duties and responsibilities hereunder, provided, however, that during the employment, Executive may serve on charitable, civic and other boards, so long as such position(s) do not limit or interfere with Executive’s duties to the Company hereunder or breach any agreement between Executive and the Company.

2.    Principal Place of Work. Executive may perform his duties from a location of his choice.

3.    Employment Term. Subject to the terms and conditions of this Agreement, the initial term of this Agreement shall be three (3) years commencing on April 18, 2025 (the “Effective Date”), unless terminated earlier by either Party in accordance with the terms of this Agreement. Thereafter, this Agreement will be renewed automatically for additional one (1) year terms if neither the Company nor Executive provides a notice of termination of this Agreement to the other Party within thirty (30) days prior to the expiration of the application term (the “Term”).

4.    Compensation and Benefits.

(a)

Annual Base Salary. Upon the Effective Date and thereafter, the Company shall pay to Executive a base salary for all services rendered by Executive under this Agreement at the rate of two hundred fifty thousand dollars ($250,000) per year (the “Annual Base Salary”). The Annual Base Salary shall be paid in approximately equal installments (less applicable payroll deductions and taxes) in accordance with the Company’s normal payroll schedule, procedures and policies (which schedules, procedures and policies may be modified from time to time in the Company’s sole discretion), but not less frequently than monthly. Except as otherwise provided in Schedule 2 hereto, the Company shall have no obligation to pay Executive’s Annual Base Salary following the date of the expiration or termination of this Agreement, whichever is earlier.

(b)

Signing Bonus. As soon as administratively practicable following the Effective Date hereof (and in all events no later than 120 days after the Effective Date), the Company shall grant Executive an award of restricted stock units (the “RSUs Award”) that represents, in the aggregate, two percent (2.0%) of the Company’s issued and outstanding Common Stock, determined on a fully diluted basis, as of March 27, 2025. The RSUs Award will be subject to the terms and conditions applicable to the respective restricted stock units granted under the Firefly Neuroscience, Inc. 2024 Long-Term Incentive Plan (the “Plan”), as described in the Plan, and the applicable Restricted Stock Units Agreement (the “RSUs Award Agreement”) and in accordance with applicable law. Commencing on the date of grant, 131,976 shares, representing one percent (1.0%) of the RSUs Award, shall vest quarterly in twelve(12) equal quarterly installments, subject to satisfaction of Executive’s Continuous Service (as defined in the RSUs Award Agreement); and the remaining one percent (1.0%) of the RSUs Award shall vest at a rate of zero point thirty four percent (0.34%) in the first year and zero point thirty three percent (0.33%) per year over remaining two years, contingent upon the achievement of annual performance targets. These annual performance targets will be mutually reviewed and determined by the Company and Executive and approved by the Board of Directors (the “Board”) or its Compensation Committee at the beginning of each fiscal year.

(c)

Annual Bonus. For each fiscal year of the Company ending during the Term, Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”) up to fifty percent (50%) of the Annual Base Salary as of December 31 of the applicable fiscal year (the “Target Bonus”). The Board or its Compensation Committee thereof shall determine the amount of the Annual Bonus, if any, in accordance with this Section 4(c), and shall notify Executive of such determination within sixty (60) days following the end of the fiscal year to which the Annual Bonus relates. Except for fiscal years 2025 and 2026, any Annual Bonus shall be paid in a manner reasonably determined by the Company and Executive, consistent with best practices and, in any event, prior to ninety (90) days following the end of the fiscal year to which the Annual Bonus relates. Except as otherwise provided in Section 5 hereto, Executive must be employed by the Company at least eight (8) months of the fiscal year to be eligible to receive the Annual Bonus. For fiscal year 2025, Executive shall receive a cash signing bonus of twelve thousand five hundred dollars ($12,500), payable within thirty (30) days of the Effective Date. Subject to Executive’s Continuous Service, the Company guarantees Executive a minimum Annual Bonus of thirty-seven thousand five hundred dollars ($37,500) for fiscal year 2025 (the “Minimum 2025 Annual Bonus”) and fifty thousand dollars ($50,000) for fiscal year 2026 (the “Minimum 2026 Annual Bonus”). The Minimum 2025 Annual Bonus is payable in three (3) equal payments towards the end of each calendar quarter. The Minimum 2026 Annual Bonus ispayable in four (4) equal quarterly installments. The first installment of the 2025 Minimum Annual Bonus will be paid by June 30, 2025, and the last installment of the 2025 Minimum Annual Bonus will be paid no later than December 31, 2025. The first quarterly installment of the 2026 Minium Annual Bonus will be paid no later than the end of first quarter 2026 and the last installment will be paid no later than the fourth quarter 2026; in no event will any quarterly installment of the 2026 Minium Annual Bonus be paid later than December 31, 2026.

(d)	Performance Bonus. In addition to the foregoing, the Board or its Compensation Committee may grant to Executive a performance bonus in addition to the Annual Bonus if deemed warranted.

(e)

Modification of Executive’s Annual Base Salary. The Board or its Compensation Committee may, from time to time, or upon favorable consideration of a reasonable request from Executive, modify Executive’s Annual Base Salary by executing an amendment or addendum to this Agreement, by and between Executive and the Company. An initial review will occur in August 2025 with annual reviews to occur in January of each subsequent year.

(f)

Expenses. The Company shall pay or reimburse Executive for all reasonable and necessary expenses actually incurred or paid by Executive during the employment in the performance of Executive’s duties under this Agreement, upon submission and approval of expense statements, vouchers, or other supporting information in accordance with the then customary practices of the Company and tax law, regulations or rules.

(g)

Paid Vacation and Sick Leave; Paid Holidays. Executive shall be entitled to: (i) ten (10) paid holidays observed by the United States federal government, as set forth in the company holiday schedule, per year and (ii) ten (10) paid vacation days and five (5) paid sick days per year, subject to the Company’s leave policies (which the Company may amend from time to time in its sole discretion). Paid vacation days become available for use in the pay period following the completion of 30 days of employment of Executive.

(h)	Benefits. Whether and to what extent Executive is entitled to receive benefits, if any, from the Company is set forth on Schedule 1 hereto.

(i)

Severance. Whether and to what extent Executive is entitled to receive a severance payment, if any, from the Company upon Executive’s termination of employment with the Company, whether by Executive or the Company, is set forth on Schedule 2 hereto.

(j)

Withholding of Taxes. The Company may withhold from any Annual Base Salary, bonuses, benefits and equity grants payable or deliverable under this Agreement all federal, state, city and other taxes as shall be required pursuant to any law or governmental regulation or ruling.

5.    Payments Upon Termination. All compensation (including, without limitation, the Annual Base Salary and the Annual Bonus) payable to Executive under Section 4 hereof shall cease as of the date of termination (“Termination Date”) specified in the notice of termination from the Company or Executive, subject to any severance compensation set forth on Schedule 2 hereto. The Company shall pay to Executive (or if Executive has died, to Executive’s estate) all previously earned, accrued, and unpaid Annual Base Salary, Annual Bonus; accrued but unused vacation; and benefits from the Company’s employee benefit plans in which Executive participated and is entitled to receive under the terms of those plans.

6.    Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, any payments of nonqualified deferred compensation provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. If any provision of this Agreement violates or fails to comply with the Section 409A, or the permanent, temporary or proposed regulations thereunder, then such provision shall be modified, as of the Effective Date of this Agreement, to the least extent necessary to comply therewith. If necessary, the Company and the Executive shall cooperate to modify this Agreement to comply with the requirements of Section 409A of the Code. In the event the Company does not so cooperate, it shall indemnify and hold harmless the Executive on an after-tax basis from any tax or interest penalty imposed under Section 409A of the Code with respect to any payment or benefit provided pursuant to this Agreement or any other plan or arrangement sponsored or maintained by the Company to the extent such tax or interest penalty is imposed solely as a result of any failure of the Company to cooperate so as to comply with Section 409A of the Code with respect to such payment or benefit.

7.    Other Provisions.

(a)

Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be sent by email, nationally recognized overnight courier, or certified or registered mail (return receipt requested, postage prepaid), to the Parties at the addresses specified on the signature page hereto, or at such other addresses as shall be specified by the Parties by like notice.. Any notice to be given under this Agreement will be deemed given (a) upon personal delivery to the Party to be notified (b) on the day when delivered by electronic mail to the proper email address, (c) the first business day after deposit with a nationally recognized overnight courier, specifying next day delivery, or (d) the third business day after the day on which such notice was mailed in accordance with this Section.

(b)

Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the subject matter contained herein and supersedes all prior contracts and other agreements, written or oral, with respect to such subject matter.

(c)

Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power, or privilege hereunder, nor any single or par‐tial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power, or privilege hereunder.

(d)	Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware without regard to the choice of law principles thereof.

(e)	Dispute Resolution.

i.

Unless otherwise provided in this Agreement, the Parties agree that the exclusive forum and venue for the resolution of any controversy or claim between them arising out of or relating to this Agreement, or breach thereof (a “Dispute”), shall be the state and federal courts whose jurisdictional territory includes the county in which Company’s principal place of business is located. Each Party consents to personal jurisdiction and venue in those courts for litigation of a Dispute, and each Party waives any forum non conveniens objection to litigating a Dispute in those courts. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY IRREVOCABLY WAIVES ITS RIGHT TO HAVE A TRIAL BY JURY FOR ANY LEGAL OR OTHER COURT PROCEEDING ADDRESSING A DISPUTE.

ii.

As a condition precedent to a Party’s ability to commence litigation for a Dispute, the Party shall first give written notice to the other Party of the Dispute, and, no later than twenty-one (21) days after such notice is delivered, each Party (or a representative of each Party with authority to settle the Dispute for each Party) shall confer in good faith in an effort to resolve the Dispute. The notice of the Dispute shall include a reasonable description of the basis of the Dispute. Only after the Parties have conferred, or made a good faith effort to confer, in accord with this Section 6(e)(ii) may a Party commence litigation for the Dispute.

(f)

Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and any successors and assigns permitted or required by Section 6(g) hereof. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Parties hereto or such successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

(g)

Assignment. This Agreement, and Executive’s rights and obligations hereunder, may not be assigned by Executive. The Company may assign this Agreement and its rights, together with its obligations, hereunder in connection with any sale, transfer, or other disposition of all or substantially all of its assets or business, whether by merger, consolidation or otherwise.

(h)

Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed manually or by facsimile, scan, or other electronic means (e.g., DocuSign).

(i)

Severability. If a court or other tribunal of competent jurisdiction or any foreign, federal, state, county, or local government or other governmental, regulatory, or administrative agency or authority holds that any term or provision of this Agreement is invalid, illegal, or unenforceable, such term or provision shall be considered severed from this Agreement and not affect the validity, legality, or enforceability of the remaining terms or provisions of this Agreement. Upon a holding that any term or provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify, or the court, tribunal, or regulatory or administrative agency or authority may modify, this Agreement to give effect to the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(j)

Drafting. Should any provision of this Agreement require interpretation or construction, it is agreed by Executive and the Company that the person interpreting or construing this Agreement shall not apply a presumption against one Party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

(k)	Headings. The headings and subheadings in this Agreement (e.g., “Drafting”) are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

[The remainder of this page is purposefully blank; the signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date as of the dates below.

COMPANY:

Firefly Neuroscience, Inc.

/s/ Greg Lipschitz
Name: Greg Lipschitz
Title: Chief Executive Officer
Date: April 18, 2025

EXECUTIVE:

David DeCaprio

   /s/ David DeCaprio

Address: _____________________________

Email: dave@cizr.com

Date: April 18, 2025

Schedule 1

Benefits

During the Term, Executive shall be eligible to participate in the comprehensive benefits plans of the Company from time to time, which includes medical, dental and life insurance options subject to plan terms and generally applicable Company policies. A full description of these benefits is available upon request. In lieu of any Company-provided medical and dental benefits, to the extent permitted by applicable law, the Company agrees to pay Executive an additional $1,250 per month ($15,000, annually), payable on the first payroll date during each month less applicable payroll deductions and tax withholdings.

Schedule 2

Terminations and Severance

(A)	Termination for Cause by Company.

Company may terminate Executive for Cause (as defined herein) by first providing Executive written notice which explicitly states the reasons for such termination notice, and provides fifteen (15) business days to cure, if such circumstances are curable and subject to the conditions set forth herein. In the event that Executive is terminated for Cause, any vested equity will be governed by the applicable corporate governance documents, equity plan, and award agreements, and Executive shall be entitled to receive the “Accrued Amounts” defined below in subsections (i)-(iii):

(i)    any accrued but unpaid Annual Base Salary, Annual Bonus, and accrued but unused vacation which shall be paid within six (6) days of the date of termination in accordance with Company’s customary payroll procedures;

(ii)    reimbursement for unreimbursed expenses properly incurred by Executive, which shall be subject to and paid in accordance with Company’s expense reimbursement policy; and

(iii)    such employee benefits (including equity compensation), if any, to which Executive may be entitled under Company’s employee benefit plans as of the Termination Date.

(iv)    For purposes of this Agreement, “Cause” shall mean: (1) Executive’s willful failure or willful refusal to perform the duties or responsibilities required of Executive under this Agreement (other than any such failure resulting from incapacity due to physical or mental illness); (2) Executive’s willful breach of any material provision of this Agreement or any other written agreement between Executive and the Company, including any confidentiality, non-competition, or non-solicitation agreement; (3) Executive’s conviction of, or plea of guilty or nolo contendere to, any felony or any crime involving dishonesty, fraud, theft, or moral turpitude (with the exception of misconduct based in good faith on the advice of professional consultants, such as attorneys and accountants), if such felony or other crime is work-related, materially impairs Executive’s ability to perform services for Company, or results in material reputational or financial harm to Company or its affiliates; (4) Executive’s commission of any act of fraud, embezzlement, theft, or misappropriation of Company property (including confidential or proprietary information) against the Company; (5) Executive’s gross negligence or willful misconduct in the performance of Executive’s duties, which is, in each case, materially injurious to Company or its affiliates; or (6) Executive’s willful and material violation of any material written Company policy, including but not limited to policies relating to harassment, discrimination, workplace violence, or substance abuse.

No act or failure to act on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of Company.

For the avoidance of doubt, the fifteen (15) business day cure period shall not apply to any event or conduct described in subsections (3), (4), or (5) of the definition of Cause above, each of which shall be deemed incurable. For all other curable circumstances constituting Cause, no such cure shall be deemed effective unless the underlying breach or misconduct is fully remedied and any material harm to the Company resulting therefrom is reversed or otherwise fully mitigated to the Company’s reasonable satisfaction.

Termination of Executive’s employment shall not be deemed to be for Cause unless and until Company delivers to Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board (after reasonable written notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before the Board), finding that Executive has engaged in the conduct described in any of (1)-(6) above. Executive shall have fifteen (15) business days from the delivery of written notice by Company within which to cure any acts constituting Cause, to the extent such acts are curable in accordance with the terms of this Section.

(B)	Termination Without Cause by Company or Resignation for Good Reason by Executive.

Notwithstanding any other provision contained herein,  Company may terminate Executive without Cause and Executive may terminate Executive’s employment for Good Reason (as defined herein) prior to the conclusion of the then current Term, by providing thirty (30) days written notice. In the event that Company terminates Executive without Cause or Executive terminates Executive’s employment for Good Reason, Executive shall be entitled to receive the Accrued Amounts, and subject to Executive’s execution of a release of claims in favor of Company, and its affiliates and their respective officers and directors in a form provided by Company (the “Release”), and such Release becoming effective and irrevocable within sixty (60) days following the Termination Date (such sixty (60) day period, the “Release Execution Period”), Executive shall be entitled to the following severance benefits listed below in (i)-(ii):

(i)    Continued payment of Annual Base Salary for a period of six (6) months if the termination occurs within the first twelve (12) months following the Effective Date, for a period of nine (9) months if the termination occurs between twelve (12) and twenty-four (24) months following the Effective Date, and for a period of twelve (12) months if the termination occurs any time thereafter payable in equal installments in accordance with Company’s normal payroll practices, but no less frequently than monthly, which shall commence no later than thirty (30) days following the effective date of the Release; provided that, if the Release Execution Period begins in one taxable year and ends in another taxable year, payments shall not begin until the beginning of the second taxable year; provided further that, the first installment payment shall include all amounts of Base Salary that would otherwise have been paid to Executive during the period beginning on the Termination Date and ending on the first payment date if no delay had been imposed; Continued payment of Minimum 2025 Annual Bonus and Minimum 2026 Annual Bonus payments for twelve (12) months following the termination date. Installments shall be paid quarterly and if the final payment is for a partial quarter it shall be prorated.

(ii)    If Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), Company shall reimburse Executive for the monthly COBRA premium paid by the Executive for the Executive and the Executive's dependents OR the difference between the monthly COBRA premium paid by the Executive for Executive and the Executive’s dependents and the monthly premium amount paid by similarly situated active executives. Such reimbursement shall be paid to the Executive on the 1st of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the twelve (12) month anniversary of the Termination Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive receives substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company’s payments under this Section B(iii) would violate the nondiscrimination rules applicable to non-grandfathered, insured group plans under the ACA, or result in the imposition of penalties under the ACA, the parties agree to reform this Section 5.4(b) in a manner as is necessary to comply with the ACA.

(iii)     For purposes of this Agreement, “Good Reason” shall mean Executive’s resignation following the occurrence of any of the following events, in each case without Executive’s written consent: (1) a material diminution in Executive’s Base Salary; (2) a material diminution in Executive’s title, authority, duties, or responsibilities (other than temporarily while Executive is physically or mentally incapacitated or as required by applicable law); (3) a material and adverse change in the reporting structure applicable to Executive; (4) a relocation of Executive’s principal place of employment by more than twenty-five (25) miles from its then-current location; or (5) a material breach by the Company of any material provision of this Agreement or any other written agreement between Executive and the Company; provided, however, that Executive must provide the Company with written notice of the existence of the circumstances providing grounds for termination for Good Reason within ninety (90) days of the initial existence of such grounds, and the Company shall have thirty (30) days following receipt of such notice to cure the condition.

(C)	Change in Control.

(1)    Notwithstanding any other provision contained herein, if the Executive’s employment hereunder is terminated by the Executive for Good Reason or by the Company without Cause, within twelve (12) months of a Change in Control (as that term is defined herein), the Executive shall be entitled to receive the Accrued Amounts, and the Executive shall be entitled to receive the following:

(i)    A lump sum payment equal to the Annual Base Salary and Target Bonus for the year in which the Termination Date occurs (or if greater, the year immediately preceding the year in which the Change in Control occurs), which shall be paid within sixty (60) days following the Termination Date;

(ii)    If the Executive timely and properly elects health plan continuation coverage under COBRA, the Company shall reimburse the Executive for the monthly COBRA premium paid by the Executive for the Executive and the Executive's dependents OR the difference between the monthly COBRA premium paid by the Executive for Executive and the Executive’s dependents and the monthly premium amount paid by similarly situated active executives. Such reimbursement shall be paid to the Executive on the 1st of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the twelve (12) month anniversary of the Termination Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive receives substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company's payments under this Section C(ii) would violate the nondiscrimination rules applicable to non-grandfathered, insured group plans under the ACA, or result in the imposition of penalties under the ACA, the parties agree to reform this Section 5.4(b) in a manner as is necessary to comply with the ACA.

(iii)    Notwithstanding the terms of any equity incentive plan or award agreements, as applicable:

(a)    all outstanding unvested stock options granted to the Executive during the Employment Term shall become fully vested and exercisable for the remainder of their full term; and

(b)    all outstanding equity-based compensation awards shall become fully vested and the restrictions thereon shall lapse; provided that, any delays in the settlement or payment of such awards that are set forth in the applicable award agreement and that are required under Section 409A shall remain in effect.

(2)          For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events after the Effective Date: (i) any person or group) acquires ownership of stock (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended), other than (A) the Company, (B) any employee benefit plan (or related trust) sponsored or maintained by the Company, or (C) any underwriter temporarily holding securities pursuant to an offering by the Company, becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the total voting power of the Company’s then-outstanding voting securities; provided, however, that a Change in Control shall not be deemed to occur in connection with any transaction in which the Company issues securities for capital raising purposes or in a bona fide investment transaction (including a public or private offering of securities), unless such transaction results in a change in a majority of the members of the Board; (ii) any person or group (as defined above) acquires (or has acquired during any twelve (12)-month period) ownership of securities of the Company representing 30% or more of the total voting power of the Company’s then-outstanding voting securities, excluding any acquisition described in clause (i)’s proviso; (iii) a majority of the members of the Board are replaced during any twelve (12)-month period by individuals whose appointment or election is not endorsed or approved by a majority of the members of the Board in office prior to such appointment or election; or (iv) the consummation of a transaction involving the sale or other disposition of all or substantially all of the Company’s consolidated assets, other than a transfer to (A) a subsidiary or affiliate of the Company, or (B) an entity the majority of the voting power of which is owned, directly or indirectly, by the holders of the Company’s voting securities immediately prior to such sale in substantially the same proportions.

Notwithstanding the foregoing, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets under Section 409A.

(D)	Other Provisions.

For the avoidance of doubt, for purposes of this Schedule 2, if the Annual Base Salary increases before the Termination Date, the lump sum payments described in this Schedule 2 shall reflect the modified amount of the Annual Base Salary in accordance with Section 4(e) hereof. Any payments not made on any periodic due date shall bear daily interest in the amount of 8% per annum.